Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE
Date:  December 29, 2009

Horizon Bancorp and American Trust & Savings Bank Announce
Purchase and Assumption Agreement

Michigan City, Indiana – Horizon Bancorp (NASDAQ symbol HBNC) the parent company of Horizon Bank NA, (“Horizon”) headquartered in Michigan City, Indiana, announces the signing of a definitive agreement to purchase substantially all of the banking-related assets and assume all deposits and certain other liabilities of American Trust & Savings Bank (“American”) headquartered in Whiting, Indiana and its parent company Am Tru, Inc. (“Am Tru”).

Philip J. Grenchik, President of American said, “We are grateful for the opportunity to have served the Northwest Indiana community. We treasure the relationships we’ve developed and wish each of our customers and employees continued success as they join forces with Horizon Bank; a company that shares our community focus.”

When the agreement is consummated, this purchase will increase Horizon’s total assets to approximately $1.430 billion.  Horizon anticipates this transaction will be accretive to earnings per share in 2010.

Horizon Bancorp’s Chief Executive Officer, Craig M. Dwight said, “We are extremely pleased to have the opportunity to expand our market presence in Northwest Indiana. The markets served by American are a natural fit – enabling the combined companies to provide our customers with additional branch locations and services throughout the region.”

Under the terms of the agreement and as of September 30, 2009, Horizon will purchase most of the banking-related assets of American (with an estimated value of approximately $110 million) and will assume all the deposits, federal home loan bank advances and accrued interest payable in the approximate amount of $112 million.  In addition, Horizon will pay a three percent premium on core deposits estimated to be $2.1 million and $500,000 in additional consideration.  Horizon will not be purchasing approximately $12 million of loan participations owned by American or assuming any contingent liabilities. This transaction is subject to approval by the shareholders of American and Am Tru and bank regulators.  This transaction is expected to close in the second quarter of 2010.

Following the transaction, American plans to continue to independently operate the business of its insurance department as American Trust Insurance Services and its American Trust Investment subsidiary.

At September 30, 2009, Horizon Bancorp had consolidated assets of $1.320 billion.  Horizon currently operates nineteen offices throughout Northern Indiana and Southwest Michigan under its original charter dating back to 1873.

At September 30, 2009, American had total assets of $122 million.  American Trust & Savings Bank is family-owned, founded in 1920, and currently operates four offices in Whiting, Hammond, Crown Point and Porter, Indiana.

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Pg. 2 cont. Horizon Announces Purchase & Assumption Agreement

Cummings & Company, LLC and Barnes & Thornburg, LLP are serving as financial advisor and legal counsel, respectively to Horizon.  Renninger & Associates, LLC and Baker & Daniels, LLP are serving as financial advisor and legal counsel, respectively to American and Am Tru.

Horizon Bancorp is a locally owned, independent, commercial bank holding company serving Northern Indiana and Southwest Michigan.  Horizon also offers mortgage-banking services throughout the Midwest. Horizon Bancorp may be reached online at www.accesshorizon.com.  Its common stock is traded on the NASDAQ Global Market under the symbol HBNC.

Statements in this press release which express “belief,” “intention,” “expectation,” and similar expressions, identify forward-looking statements.  Such forward-looking statements are based on the beliefs of Horizon’s management, as well as assumptions made by, and information currently available to, such management.  Such statements are inherently uncertain and there can be no assurance that the underlying assumptions will prove to be accurate.  Actual results could differ materially from those contemplated by the forward-looking statements.  Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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Contacts:

Horizon Bank, NA
Craig M. Dwight, Chief Executive Officer	219-873-2725
Mark E. Secor, Chief Financial Officer	219-873-2611

American Trust and Savings Bank
Philip J. Grenchik, President	219-659-0850
David J. Dolak, Executive Vice President	219-659-0850